Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-225244 on Form S-4 of Marathon Petroleum Corporation of our report dated March 1, 2017, relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, which is incorporated by reference from the Current Report on Form 8-K/A of Andeavor filed on July 20, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
July 20, 2018